Exhibit 10.12

EXECUTION COPY

EMPLOYMENT AGREEMENT

March 22. 2007

The parties to this Employment Agreement (this “Agreement”) are LlNN OPERATING, INC., a Delaware corporation (the “Company”) and Charlene A. Ripley (the “Employee”). The parties desire to provide for the employment of the Employee as Senior Vice President & General Counsel of the Company and of Linn Energy (as defined) commencing on Employee’s first date of employment, such date to be mutually agreed by the parties (the “Effective Date”) on the terms set forth herein. LINN ENERGY, LLC, a Delaware limited liability company and the 100% parent of the Company (“Linn Energy”), is joining in this agreement for the limited purposes of reflecting its agreement to the matters set forth herein as to it, but such joinder is not intended to make Linn Energy the employer of the Employee for any purpose.

Accordingly, the parties, intending to be legally bound, agree as follows:

1.    Position and Duties

1.1       Employment; Titles; Reporting.  The Company agrees to employ the Employee and the Employee agrees to enter employment with the Company, upon the terms and subject to the conditions provided under this Agreement.  During the Employment Term (as defined in Section 2), the Employee will serve each of the Company and Linn Energy as the Senior Vice President & General Counsel, and Corporate Secretary. In such capacity, the Employee will report to Linn Energy’s and the Company’s Chairman, President & CEO and otherwise will be subject to the direction and control of the Board of Directors of Linn Energy (including any committee thereof, the (“Board”), and, the Employee will have such duties, responsibilities and authorities as may be assigned to her by the Company’s Chairman of the Board or the Board from time to time and otherwise consistent with such position in a public company comparable to Linn Energy which is engaged in natural gas and oil acquisition, development and production (including, but not limited to, maintaining, to the extent applicable, compliance with the Sarbanes-Oxley Act of 2002 and related regulations and all other federal, state and local laws and regulations, as well as all regulations and rules of any exchange or electronic trading system on which Linn Energy’s securities are traded).

1.2       Duties.  During the Employment Term, the Employee will devote substantially all of her full working time to the business and affairs of the Company, will use her best efforts to promote the Company’s interests and will perform her duties and responsibilities faithfully, diligently and to the best of her ability, consistent with sound business practices. The Employee may be required by the Board to provide services to, or otherwise serve as an officer or director of, any direct or indirect subsidiary of the Company or to Linn Energy, as applicable. The Employee will comply with the Company’s and Linn Energy’s policies, codes and procedures, as they may be in effect from time to time, applicable to executive officers of the Company and Linn Energy. Nevertheless, the Employee may, with the prior approval of the Board in each instance, engage in such other business and charitable activities that do not create a conflict of interest or the appearance of a conflict of interest with the Company or Linn Energy or materially interfere with the performance of her obligations to the Company or Linn Energy under this Agreement.

1.3       Place of Employment.  The Employee will perform her duties under this Agreement at the Company’s offices in Houston, Texas, with the likelihood of substantial business travel.

2.    Term of Employment.  The term of the Employee’s employment by the Company under this Agreement (the “Employment Term”) will commence on the Effective Date and will continue until employment is terminated by either party under Section 5. The date on which the Employee’s employment ends is referred to in this Agreement as the “Termination Date.”

3.    Compensation.

3.1       Base Salary.  During the Employment Term, the Employee will be entitled to receive a base salary (“Base Salary”) at an annual rate of not less than $200,000 for services rendered to the Company and any of its direct or indirect subsidiaries, payable in accordance with the Company’s regular payroll practices. The Employee’s Base Salary will be reviewed annually by the Board and may be adjusted upward in the Board’s sole discretion.

3.2       Bonus Compensation.  (a)  The Employee will be entitled to a one-time bonus (the “One-Time Bonus”) in the amount of $120,000, (1/2) payable within thirty (30) days after the Effective Date and (1/2) payable on the first anniversary of the Effective Date. (b) The Employee will also be entitled to receive a guaranteed bonus (“Guaranteed Bonus”) payment of not less than $125,000 with respect to the Company’s fiscal year ending December 31, 2007. Thereafter, during the Employment Term, the Employee will be entitled to receive incentive compensation in such amounts and at such times as the Board may determine in its sole discretion to award to her under any incentive compensation or other bonus plan or arrangement as may be established by the Board from time to time (collectively, the “Employee Bonus Plan”). Any additional incentive compensation payable under any Employee Bonus Plan will be referred to in the aggregate in this Agreement as the Employee’s “Bonus.”

3.3       Long-Term Incentive Compensation.

(a)        Unit Options.  As of the Effective Date, the Employee will receive an award of non-qualified options to purchase up to 30,000 Units of Linn Energy at a per share exercise price equal to the fair market value of a Unit as of the date of grant, which shall be awarded under the terms of the Linn Energy, LLC Long Term Incentive Plan or any successor plan, as it may be in effect from time to time (the “Incentive Plan”), and subject to a service-based vesting schedule and such other terms and conditions set forth in the applicable option agreement.

(b)        Restricted Units.  As of the Effective Date, the Employee will receive a restricted Unit award in the amount of 30,000 Units of Linn Energy, which shall be awarded under the terms of the Incentive Plan, and subject to a service-based vesting schedule and such other terms and conditions set forth in the applicable restricted unit agreement.

(c)        Future Awards.  In addition to the above long-term incentive compensation awards, awards of Unit options, Unit grants, restricted Units and/or other forms of equity-based compensation to the Employee on or after the Effective Date may be made from time to time during the Employment Term by the Board in its sole discretion, whose decision will be based upon performance and award guidelines for executive officers of the Company and Linn Energy established periodically by the Board in its sole discretion.

4.    Expenses and Other Benefits.

4.1       Reimbursement of Expenses.  The Employee will be entitled to receive prompt reimbursement for all reasonable expenses incurred by her during the Employment Term (in accordance with the policies and practices presently followed by the Company or as may be established by the Board from time to time for the Company’s and Linn Energy’s senior executive officers) in performing services under this Agreement, provided that the Employee properly accounts for such expenses in accordance with the Company’s and Linn Energy’s policies as in effect from time to time.

4.2       Vacation.  Employee will be entitled to paid vacation time each year during the Employment Term that will accrue in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

4.3       Other Employee Benefits.  In addition to the foregoing, during the Employment Term, the Employee will be entitled to participate in and to receive benefits as a senior executive under all of the Company’s employee benefit plans, programs and arrangements available to senior executives, subject to the eligibility criteria and other terms and conditions thereof, as such plans, programs and arrangements may be duly amended, terminated, approved or adopted by the Board from time to time.

5.    Termination of Employment.

5.1       Death.  The Employee’s employment under this Agreement will terminate upon her death.

5.2       Termination by the Company.

(a)    Terminable at Will.  The Company may terminate the Employee’s employment under this Agreement at any time with or without Cause (as defined below).

(b)   Definition of Cause.  For purposes of this Agreement, the Company will have “Cause” to terminate the Employee’s employment under this Agreement by reason of any of the following: (i) the Employee’s conviction of, or plea of nolo contendere to, any felony or to any crime or offense causing substantial harm to any of Linn Energy or its direct or indirect subsidiaries (whether or not for personal gain) or involving acts of theft, fraud, embezzlement, moral turpitude or similar conduct; (ii) the Employee’s repeated intoxication by alcohol or drugs during the performance of her duties; (iii) malfeasance in the conduct of Employee’s duties, including, but not limited to, (A) willful and intentional misuse or diversion of any of the funds of Linn Energy or its direct or indirect subsidiaries, (B) embezzlement or (C) fraudulent or willful and material misrepresentations or concealments on any written reports submitted to any of Linn Energy or its direct or indirect subsidiaries; (iv) the Employee’s material failure to perform the duties of the Employee’s employment consistent with Employee’s position expressly including the provisions of this Agreement, or material failure to follow or comply with the reasonable and lawful written directives of the Board; (v) a material breach of this Agreement; or (vi) a material breach by the Employee of written policies of the Company concerning employee discrimination or harassment.

(c)    Notice and Cure Opportunity in Certain Circumstances.  The Employee may be afforded a reasonable opportunity to cure any act or omission that would otherwise constitute “Cause” hereunder according to the following terms: The Board will give the Employee written notice stating with reasonable specificity the nature of the circumstances determined by the Board in good faith to constitute “Cause.” If, in the good faith judgment of the Board, the alleged breach is reasonably susceptible to cure, the Employee will have fifteen (15) days from her receipt of such notice to effect the cure of such circumstances or such breach to the good faith satisfaction of the Board. The Board will state whether the Employee will have such an opportunity to cure in the initial notice of “Cause”referred to above. If, in the good faith judgment of the Board the alleged breach is not reasonably susceptible to cure, or such circumstances or breach have not been satisfactorily cured within such fifteen (15) day cure period, such breach will thereupon constitute “Cause” hereunder.

5.3       Termination by the Employee.

(a)   Terminable at will.  The Employee may terminate her employment under this Agreement at any time with or without Good Reason (as defined below).

(b)   Notice and Cure Opportunity.  If such termination is with Good Reason, the Employee will give the Company written notice, which will identify with reasonable specificity the grounds for the Employee’s resignation and provide the Company with fifteen (15) days from the day such notice is given to cure the alleged grounds for resignation contained in the notice. A termination will not be for Good Reason if such notice is given by the Employee to the Company more than thirty (30) days after the occurrence of the event that the Employee alleges is Good Reason for her termination hereunder.

(c)   Definition of Good Reason.  For purposes of this Agreement, “Good Reason” will mean any of the following to which the Employee will not consent in writing: (a) a reduction in the Employee’s Base Salary, or (b) a relocation within two (2) years from the Effective Date of this Agreement of the Employee’s primary place of employment to a location more than 50 miles from Houston, Texas.

5.4       Notice of Termination.  Any termination of the Employee’s employment by the Company or by the Employee during the Employment Term (other than termination pursuant to Section 5.1) will be communicated by written Notice of Termination to the other party hereto in accordance with Section 7.7. For purposes of this Agreement, a “Notice of Termination” means a written notice that (a) indicates the specific termination provision in this Agreement relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated, and (c) if the Termination Date (as defined herein) is other than the date of receipt of such notice, specifies the Termination Date (which Termination Date will be not more than thirty (30) days after the giving of such notice).

5.5       Disability.  If the Company determines in good faith that the Disability (as defined herein) of the Employee has occurred during the Employment Term, it may, without breaching this Agreement, give to the Employee written notice in accordance with Section 5.4 of its intention to terminate the Employee’s employment. In such event, the Employee’s employment with the Company will terminate effective on the fifteenth (15th) day after receipt of such notice by the Employee (the “Disability Effective Date”), provided that, within the fifteen (15) days after such receipt, the Employee will not have returned to full-time performance of the Employee’s duties. “Disability” means the determination by a physician selected by the Company that the Employee has been unable to perform substantially the Employee’s usual and customary duties under this Agreement for a period of at least one hundred twenty (120) consecutive days or a non-consecutive period of one hundred eighty (180) days during any twelve-month period as a result of incapacity due to mental or physical illness or disease. At any time and from time to time, upon reasonable request therefore by the Company, the Employee will submit to reasonable medical examination for the purpose of determining the existence, nature and extent of any such disability.

6.    Compensation of the Employee upon Termination.

6.1       Death.  If the Employee’s employment under this Agreement is terminated by reason of her death, the Company will pay to the person or persons designated by the Employee for that purpose in a notice filed with the Company, or, if no such person will have been so designated, to her estate, the amount of (a) the Employee’s accrued but unpaid Base Salary through the Termination Date paid in a lump sum within thirty (30) days following the Termination Date, (b) with respect to any Termination Date on or after January 1, 2008 by reason of Employee’s death, (i) any unpaid One-Time Bonus amounts, and (ii) any accrued but unpaid Bonus, which Bonus will be payable at such time as the bonuses of other executive officers of the Company are payable, (c) with respect to any Termination Date on or before December 31, 2007 by reason of Employee’s death, a cash amount equal to (i) any unpaid One-Time Bonus amounts, if any, and (ii) the Employee’s pro-rata Guaranteed Bonus amount set forth in Section 3.2 of this Agreement, payable at such time as bonuses for such annual period are paid to other executive officers of the Company, and (d) any other amounts that may be reimbursable by the Company to the Employee as expressly provided under this Agreement paid in a lump sum within thirty (30) days following the Termination Date, and the Company thereafter will have no further obligation to the Employee under this Agreement, other than for payment of any amounts accrued and vested under any employee benefit plans or programs of the Company and any payments or benefits required to be made or provided under applicable law. Without limiting the generality of the foregoing, any rights the Employee’s beneficiary may have to the proceeds of any life insurance arrangement set forth in Section 4.3 will be in lieu of any special entitlement to severance pay or benefits upon the Employee’s death.

6.2       Disability.  In the event of the Employee’s termination by reason of Disability pursuant to Section 5.5, the Employee will continue to receive her Base Salary and participate in applicable employee benefit plans or programs of the Company (on an equivalent basis to Section 6.4(a)(iv) below) through the Termination Date, subject to offset dollar-for-dollar by the amount of any disability income payments provided to the Employee under any Company disability policy or program funded by the Company, and will receive (a) the Employee’s accrued but unpaid Base Salary through the Termination Date paid in a lump sum within thirty (30) days following the Termination Date, (b) with respect to any Termination Date on or after January 1, 2008 by reason of Employee’s Disability, any accrued, but unpaid Bonus, which Bonus will be payable at such time as the bonuses of other executive officers of the Company are payable, (c) with respect to any Termination Date on or before December 31, 2007 by reason of Employee’s Disability, a cash amount equal to (i) any unpaid One-Time Bonus amounts, if any, and (ii) the Employee’s pro-rata Guaranteed Bonus amount set forth in Section 3.2 of this Agreement, payable at such time as bonuses for such annual period are paid to other executive officers of the Company, and (d) any other amounts that may be reimbursable by the Company to the Employee as expressly provided under this Agreement paid in a lump sum within thirty (30) days following the Termination Date, and the Company thereafter will have no further obligation to the Employee under this Agreement, other than for payment of any amounts accrued and vested under any employee benefit plans or programs of the Company and any payments or benefits required to be made or provided under applicable law.

6.3       By the Company for Cause or the Employee Without Good Reason.  If the Employee’s employment is terminated by the Company for Cause, or if the Employee terminates her employment other than for Good Reason, the Employee will receive (a) the Employee’s accrued but unpaid Base Salary through the Termination Date paid in a lump sum within thirty (30) days following the Termination Date, (b) any accrued but unpaid Bonus, which Bonus will be payable at such time as the bonuses of other executive officers of the Company are payable, and (c) any other amounts that may be reimbursable by the Company to the Employee as expressly provided under this Agreement paid in a lump sum within thirty (30) days following the Termination Date, and the Company thereafter will have no further obligation to the Employee under this Agreement, other than for payment of any amounts accrued and vested under any employee benefit plans or programs of the Company and any payments or benefits required to be made or provided under applicable law.

6.4       By the Employee for Good Reason or the Company other than for Cause.

(a)   Severance Benefits on Non-Change of Control Termination.  Subject to the provisions of Section 6.4(b) and Section 6.4(d), if prior to or more than one (1) year after the occurrence of a Change of Control (as defined below) the Company terminates the Employee’s employment without Cause, or the Employee terminates her employment for Good Reason, then the Employee will be entitled to the following benefits (the “Severance Benefits”):

(i)        an amount equal to (a) the Employee’s accrued but unpaid Base Salary through the Termination Date paid in a lump sum within thirty (30) days following the Termination Date, (b) with respect to any Termination Date on or after January 1, 2008 by the Employee for Good Reason or by the Company without Cause, any accrued but unpaid Bonus, which Bonus will be payable at such time as the bonuses of other executive officers of the Company are payable, (c) any other amounts that may.be reimbursable by the Company to the Employee as expressly provided under this Agreement paid in a lump sum within thirty (30) days following the Termination Date;

(ii)       with respect to any termination event described in this paragraph (a) of Section 6.4: (A) occurring after the Effective Date and prior to the first anniversary date thereof, twelve (12) monthly payments, and (B) occurring on or after the first anniversary of the Effective Date, twenty-four (24) monthly payments, in either case in an amount equal to one-twelfth (1/12) of the Employee’s annual Base Salary at the highest rate in effect at any time during the thirty-six (36)-month period prior to the Termination Date, commencing with the calendar month immediately following the calendar month in which the Termination Date occurs;

(iii)      With respect to any Termination Date on or before December 31, 2007 by the Employee for Good Reason or by the Company without Cause, a cash amount equal to the Employee’s pro-rata Guaranteed Bonus amount set forth in Section 3.2 of this Agreement, payable at such time as bonuses for such annual period are paid to other executive officers of the Company; and

(iv)   the Company will pay the full cost of the Employee’s COBRA continuation coverage for such period, as such coverage is required to be continued under applicable law; provided, however, that, notwithstanding the foregoing, the benefits described in this Section 6.4(a)(iv) may be discontinued prior to the end of the period provided in this subsection (iv) to the extent, but only to the extent, that the Employee receives substantially similar benefits from a subsequent employer (“COBRA Benefit”).

(b)  Change of Control Benefits. Subject to the provisions of Section 6,4(d), if within the one (1)-year period following the occurrence of a Change of Control, the Company terminates the Employee’s employment without Cause, or the Employee terminates her employment for Good Reason (an “Eligible Termination”), then, in lieu of the Severance Benefits under Section 6.4(a), the Employee will be entitled to benefits (the “Change of Control Benefits”) identical to those set forth in Section 6.4(a) except that the amount described in clause (ii) will be paid in a lump sum within thirty (30) days following the Termination Date and will be equal to twenty-four (24) monthly payments.

(c)   Definition of Change of Control. For purposes of this Agreement, a “Change of Control” will mean the first to occur of:

(i)        The acquisition by any individual, entity or group (within the meaning of Section 13(d) (3) or 14(d) (2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (A) the then-outstanding equity interests of Linn Energy (the “Outstanding Linn Energy Equity”) or (B) the combined voting power of the then-outstanding voting securities of Linn Energy entitled to vote generally in the election of directors (the “Outstanding Linn Energy Voting Securities”); provided, however, that, for purposes of this Section 6.4(c)(i), the following acquisitions will not constitute a Change of Control: (A) any acquisition directly from Linn Energy, (B) any acquisition by Linn Energy, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Linn Energy or any affiliated company, or (D) any acquisition by any corporation or other entity pursuant to a transaction that complies with Section 6.4(c)(iii)(A), Section 6.(c)(iii)(B) or Section 6.4(c)(iii)(C);

(ii)       Any time at which individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Linn Energy’s Unit holders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)       Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving Linn Energy or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of Linn Energy, or the acquisition of assets or equity interests of another entity by Linn Energy or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Linn Energy Equity and the Outstanding Linn Energy Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding equity interests and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (Including, without limitation, a corporation or other entity that, as a result of such transaction, owns Linn Energy or all or substantially all of Linn Energy’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Linn Energy Equity and the Outstanding Linn Energy Voting Securities, as the case may be, (B) no. Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Linn Energy or such corporation or other entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then-outstanding equity interests of the corporation or other entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation or other entity, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation or equivalent body of any other entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)       Consummation of a complete liquidation or dissolution of Linn Energy.

(d)  Conditions to Receipt of Severance Benefits.

(i)         Release.  As a condition to receiving any Severance Benefits or Change of Control Benefits to which the Employee may otherwise be entitled under Section 6.4(a) or Section 6.4(b), the Employee will execute a release (the “Release”), which will include a non-disparagement provision, in a form and substance satisfactory to the Company, of any claims, whether arising under federal, state or local statute, common law, or otherwise, against the Company and its direct or indirect subsidiaries, which arise or may have arisen on or before the date of the Release, other than any claims under this Agreement or any rights to indemnification from the Company and its direct or indirect subsidiaries pursuant to any provisions of the Company’s (or any of its subsidiaries’) organizational documents or any directors and officers liability insurance policies maintained by the Company. If the Employee fails or otherwise refuses to execute a Release within a reasonable time of not less than 21 days after the Company’s request to do so, and in all events prior to the date on which such benefits are to be first paid to her, the Employee will not be entitled to any

Severance Benefits or Change of Control Benefits, as the case may be, or any other benefits provided under this Agreement and the Company will have no further obligations with respect to the provision of those benefits except as may be required by law.

6.5       Severance Benefits Not Includable for Employee Benefits Purposes.  Except to the extent the terms of any applicable benefit plan, policy or program provide otherwise, any benefit programs of the Company that takes into account the Employee’s income will exclude any and all Severance Benefits and Change of Control Benefits provided under this Agreement.

6.6       Exclusive Severance Benefits.  The Severance Benefits payable under Section 6.4(a) or the Change of Control Benefits payable under Section 6.4(b) if they become applicable under the terms of this Agreement, will be in lieu of any other severance or similar benefits that would otherwise be payable under any other agreement, plan, program or policy of the Company.

6.7       Additional Provisions Regarding Payments Under This Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that any benefits payable or otherwise provided under this Agreement Would be

(a)    subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), (such excise tax referred to in this Agreement as the “Excise Tax”), then the Board may, in its sole discretion, provide for the payment of, or otherwise reimburse the Employee for, an amount up to such Excise Tax and any related taxes, fees or penalties thereon as the Board may consider to be customary and appropriate for a comparable public company; or

(b)    deemed to constitute non-qualified deferred compensation subject to Section. 409A of the Code, Linn Energy or the Company, as the case may be, will have the discretion to adjust the terms of such payment or benefit as it deems necessary to comply with the requirements of Section 409A to avoid the imposition of any excise tax or other penalty with respect to such payment or benefit under Section 409A of the Code.

7.    Miscellaneous.

7.1       Assignment: Successors; Binding Agreement.  This Agreement may not be assigned by either party, whether by operation of law or otherwise, without the prior written consent of the other party, except that any right, title or interest of the Company arising out of this Agreement may be assigned to any corporation or entity controlling, controlled by, or under common control with the Company, or succeeding to the business and substantially all of the assets of the Company or any affiliates for which the Employee performs substantial services. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective heirs, legatees, devisees, personal representatives, successors and assigns.

7.2       Modification and Waiver.  Except as otherwise provided below, no provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is duly approved by the Board and is agreed to in writing by the Employee and such officer(s) as may be specifically authorized by the Board to effect it. No waiver by any party of any breach by any other party of, or of compliance with, any term or condition of this Agreement to be performed by any other party, at any time, will constitute a waiver of similar or dissimilar terms or conditions at that time or at any prior or subsequent time.

7.3       Entire Agreement.  This Agreement embodies the entire understanding of the parties hereof, and, upon the Effective Date, will supersede all other oral or written agreements or understandings between them regarding the subject matter hereof. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter of this Agreement, has been made by either party which is not set forth expressly in this Agreement.

7.4       Governing Law.  The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Texas other than the conflict of laws provision thereof.

7.5       Consent to Jurisdiction and Service of Process.  In the event of any dispute relating to this Agreement, the parties will use their best efforts, to settle the dispute, claim, question, or disagreement. To this effect, they will consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If such a dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Employment Mediation Procedures before resorting to arbitration, litigation, or some other dispute resolution procedure. If the parties do not reach such solution through negotiation or mediation within a period of sixty (60) days, then, upon notice by either party to the other, all disputes, claims, questions, or differences shall be resolved exclusively by arbitration administered by the American Arbitration Association under the Employment Arbitration Rules and before a single neutral arbitrator. If arbitration is elected by one party, the other is bound to submit itself and all disputes to arbitration. The arbitrator will be selected by agreement of the parties or, if they do not agree on an arbitrator within thirty (30) days after either party has notified the other of her or its desire to have the question settled by arbitration, then the arbitrator will be selected pursuant to the Employment Arbitration Rules of the American Arbitration Association. The decision of the Arbitrator shall be final and binding, and may be enforced in any court with jurisdiction. Unless otherwise mutually agreed by the parties in writing, any such arbitration shall take place in Houston, Texas.

7.6       Withholding of Taxes.  The Company will withhold from any amounts payable under the Agreement all federal, state, local or other taxes as legally will be required to be withheld.

7.7       Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

to the Company, to:

Attn: General Counsel

Linn Energy, LLC

650 Washington Road, Suite 500

Pittsburgh, Pennsylvania  15228

to the Employee, to:

Charlene A, Ripley

94 E, Bracebridge Circle

The Woodlands, Texas 77381

Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

7.8       Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

7.9       Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

7.10     Headings.  The headings used in this Agreement are for convenience only, do not constitute a part of the Agreement, and will not be deemed to limit, characterize, or affect in any way the provisions of the Agreement, and all provisions of the Agreement will be construed as if no headings had been used in the Agreement.

7.11     Construction.  As used in this Agreement, unless the context otherwise requires: (a) the terms defined herein will have the meanings set forth herein for all purposes; (b) references to “Section” are to a section hereof; (c) “include,” “Includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; (d) “writing,” “written” and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; (e) “hereof,” “herein,” “hereunder” and comparable terms refer to the entirety of this Agreement and not to any particular section or other subdivision hereof or attachment hereto; (f) references to any gender include references to all genders; and (g) references to any agreement or other instrument or statute or regulation are referred to as amended or supplemented from time to time (and, in the case of a statute or regulation, to any successor provision).

7.12     Capacity; No Conflicts.  The Employee represents and warrants to the Company that: (i) he has full power, authority and capacity to execute and deliver this Agreement, and to perform her obligations hereunder, (ii) such execution, delivery, and performance will not (and with the giving of notice or lapse of time, or both, would not) result in the breach of any agreement or other obligation to which he is a party or is otherwise bound, and (iii) this Agreement is her valid and binding obligation, enforceable in accordance with its terms.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the 22nd day of March, 2007.

LINN OPERATING, INC.

By:	/s/ Michael C. Linn

Name:	Michael C. Linn
Title:	Chairman, President and Chief Executive
Officer

EMPLOYEE

/s/ Charlene A. Ripley
Charlene A. Ripley

For the limited purposes set forth herein:

LINN ENERGY, LLC

By:	/s/ Michael C. Linn
Name:	Michael C. Linn
Title: Chairman, President and Chief Executive Officer